FOR IMMEDIATE RELEASE	NEWS
August 6, 2019	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Second Quarter 2019 Financial and Operating Results

MIDLAND, Texas August 6, 2019 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of gas compression equipment and services to the energy industry, today announced financial results for the three and six months ended June 30, 2019.

For the quarter ended June 30, 2019, NGS reported rental revenue of $13.6 million compared to $11.4 million for the quarter ended June 30, 2018. Sequentially, rental revenue increased from $13.4 million.

The Company reported net income for the second quarter of $573,000 compared to $247,000 in the same quarter in 2018 and $357,000 in the prior quarter. Earnings per diluted share for the quarter ended June 30, 2019 was 4 cents.

Highlights of the quarter include:

Revenue: Total revenue for the three months ended June 30, 2019 was $19.9 million, an increase from $18.2 million compared to the three months ended June 30, 2018. This increase was primarily driven by a greater number of units on rent, with increased average rental rates. Sequentially, total revenue increased by $1.9 million to $19.9 million from $18.0 million, mainly due to higher compressor sales.

Operating Income: Operating income for the three months ended June 30, 2019 increased to $593,000 from $226,000 compared to the same period in 2018, mainly driven by an increase in rental revenue. Sequentially, operating income increased to $593,000 from $209,000 mainly due to an increase in compressor sales for the three months ended June 30, 2019.

Adjusted Gross Margins: Total adjusted gross margin for the three months ended June 30, 2019 increased $974,000 to $9.0 million from $8.0 million for the same period ended June 30, 2018. As a percentage of revenue, total adjusted gross margin slightly increased to 45% for the three months ended June 30, 2019 compared to 44% for the same period ended June 30, 2018. This increase is a result of a $2.0 million increase in rental revenues. Sequentially, adjusted gross margin of $9.0 million for the three months ending June 30, 2019 increased from $8.3 million for the three months ended in March 31, 2019. Adjusted gross margin as a percentage of revenue decreased slightly to 45% from 46% from the previous quarter, partially driven by the shift in revenues towards lower margin sales from higher margin rentals. Please see discussion of Non-GAAP Financial Measures - Adjusted Gross Margin at the conclusion of this release.

Net Income: Net income for the three months ended June 30, 2019 increased to $573,000 compared to net income of $247,000 for the same period in 2018. Sequentially, net income also increased to $573,000 from $357,000.

Earnings Per Share: Comparing the second quarter of 2019 versus 2018, earnings per diluted share was 4 cents, up 2 cents from the same period of 2018. Sequentially, diluted earnings per share increased to 4 cents from 3 cents.

Adjusted EBITDA: Adjusted EBITDA increased to $6.5 million compared to the same period ended June 30, 2018 of $5.8 million and remained flat as a percentage of revenue at 32% for both the three months ended June 30, 2019 and June 30, 2018. Adjusted EBITDA increased approximately $385,000 in the sequential quarters but decreased slightly as a percentage of revenue to 32% from 34%. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA at the conclusion of this release.

Cash Flow: At June 30, 2019, cash and cash equivalents were $30.0 million with a bank debt level of $417,000, all classified as non-current. We had positive net cash flow from operating activities of $6.4 million during the six months ended of 2019.

Commenting on Second Quarter 2019 results, Stephen C. Taylor, President and CEO, said:
“The second quarter of 2019 represented another strong operational quarter of performance for NGS. Rental revenues continue to increase, up 19% over the comparative prior year quarter, as demand for our higher horsepower units remains robust. Additionally, we saw significant sales for the quarter, with the highest adjusted gross margin percentage for that segment since the first quarter of 2018. Quarterly, cash flow from operations was $10.3 million, or 52% of revenue. We ended the quarter with nearly $30 million in cash, virtually zero debt and remain in an enviable financial position when compared to other competitors operating in the oilfield services sector.

“While we continue to survey the oilfield landscape for strategic opportunities, we also remain disciplined in our approach with a focus on strategic fit and value. We will continue to look for opportunities to grow our operating portfolio but will also continue to be vigilant in protecting our balance sheet which has served us well, especially in periods of market volatility and uncertainty.”

Selected data: The tables below show revenues and percentage of total revenues, along with our adjusted gross margin, exclusive of depreciation and amortization, and related percentages of each of our product lines for the three and six months ended June 30, 2019 and 2018. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Adjusted Gross Margin(1)
	Three months ended June 30,				Three months ended June 30,
	2019		2018		2019		2018
	(in thousands)
Rental	$13,572	68%	$11,427	63%	$7,213	53%	$6,232	55%
Sales	5,814	29%	6,383	35%	1,395	24%	1,459	23%
Service & Maintenance	509	3%	394	2%	350	69%	293	74%
Total	$19,895		$18,204		$8,958	45%	$7,984	44%

	Revenue				Adjusted Gross Margin(1)
	Six months ended June 30,				Six months ended June 30,
	2019		2018		2019		2018
	(in thousands)
Rental	$26,959	71%	$22,898	70%	$14,715	55%	$12,999	57%
Sales	9,939	26%	9,381	28%	1,821	18%	2,266	24%
Service & Maintenance	988	3%	643	2%	682	69%	477	74%
Total	$37,886		$32,922		$17,218	45%	$15,742	48%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating income to adjusted gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2019	2018	2019	2018
Operating Income	$593	$226	$802	$576
Depreciation and amortization	5,683	5,449	11,241	10,836
Selling, general, and administration expenses	2,682	2,309	5,175	4,330
Adjusted Gross Margin	$8,958	$7,984	$17,218	$15,742

Non GAAP Financial Measures - Adjusted EBITDA: Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. Adjusted EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2019	2018	2019	2018
Net income	$573	$247	$930	$472
Interest expense	4	3	8	6
Provision for income taxes	197	54	350	103
Depreciation and amortization	5,683	5,449	11,241	10,836
Adjusted EBITDA	$6,457	$5,753	$12,529	$11,417

Conference Call Details:

Teleconference: Tuesday, August 6, 2019 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2019.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$29,911	$52,628
Trade accounts receivable, net of allowance for doubtful accounts of $333 and $291, respectively	11,383	7,219
Inventory	30,302	30,974
Prepaid income taxes	3,146	3,148
Prepaid expenses and other	1,880	2,430
Total current assets	76,622	96,399
Long-term inventory, net of allowance for obsolescence of $21 and $19, respectively	3,873	3,980
Rental equipment, net of accumulated depreciation of $173,282 and $165,428, respectively	190,704	175,886
Property and equipment, net of accumulated depreciation of $11,777 and $11,556, respectively	20,146	16,587
Right of use assets - operating leases, net of accumulated amortization $83	494	—
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,821 and $1,758, respectively	1,338	1,401
Other assets	1,339	1,109
Total assets	$304,555	$305,401
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,579	$2,122
Accrued liabilities	3,999	8,743
Current operating leases	129	—
Deferred income	113	81
Total current liabilities	6,820	10,946
Line of credit, non-current portion	417	417
Deferred income tax liability	32,514	32,158
Long-term operating leases	365	—
Other long-term liabilities	1,869	1,699
Total liabilities	41,985	45,220
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,138 and 13,005 shares issued and outstanding, respectively	131	130
Additional paid-in capital	109,218	107,760
Retained earnings	153,221	152,291
Total stockholders' equity	262,570	260,181
Total liabilities and stockholders' equity	$304,555	$305,401

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Rental income	$13,572	$11,427	$26,959	$22,898
Sales	5,814	6,383	9,939	9,381
Service and maintenance income	509	394	988	643
Total revenue	19,895	18,204	37,886	32,922
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	6,359	5,195	12,244	9,899
Cost of sales, exclusive of depreciation and amortization stated separately below	4,419	4,924	8,118	7,115
Cost of service and maintenance	159	101	306	166
Selling, general, and administrative expense	2,682	2,309	5,175	4,330
Depreciation and amortization	5,683	5,449	11,241	10,836
Total operating costs and expenses	19,302	17,978	37,084	32,346
Operating income	593	226	802	576
Other income (expense):
Interest expense	(4)	(3)	(8)	(6)
Other income, net	181	78	486	5
Total other income (expense), net	177	75	478	(1)
Income before provision for income taxes	770	301	1,280	575
Income tax expense	197	54	350	103
Net income	$573	$247	$930	$472
Earnings per share:
Basic	$0.04	$0.02	$0.07	$0.04
Diluted	$0.04	$0.02	$0.07	$0.04
Weighted average shares outstanding:
Basic	13,134	12,963	13,100	12,941
Diluted	13,462	13,261	13,368	13,215

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$930	$472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,241	10,836
Deferred income taxes	356	170
Stock-based compensation	1,137	1,076
Bad debt allowance (recovery)	55	(102)
Gain on sale of assets	(37)	(49)
(Gain) loss on company owned life insurance	(131)	55
Changes in operating assets and liabilities:
Trade accounts receivables, net	(4,219)	(739)
Inventory	1,200	2,673
Prepaid expenses and prepaid income taxes	(22)	321
Accounts payable and accrued liabilities	(4,287)	(4,327)
Deferred income	32	302
Other	192	172
NET CASH PROVIDED BY OPERATING ACTIVITIES	6,447	10,860
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(29,402)	(16,945)
Purchase of company owned life insurance	(111)	(191)
Proceeds from sale of property and equipment	26	49
Proceeds from insurance claims of property and equipment	11	—
NET CASH USED IN INVESTING ACTIVITIES	(29,476)	(17,087)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments from other long-term liabilities, net	(10)	(19)
Proceeds from exercise of stock options	505	157
Taxes paid related to net share settlement of equity awards	(183)	(629)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	312	(491)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(22,717)	(6,718)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	52,628	69,208
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,911	$62,490
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$8	$6
Income taxes paid	$45	$66
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$347	$144
Transfer of prepaids to rental equipment and inventory	$574	$—
Right of use acquired through an operating lease	$126	$—